CORNERSTONE TOTAL RETURN FUND, INC.

AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of October 31, 2003 to the Transfer Agent Servicing Agreement dated as of the 15th day of August, 2003, by and between Cornerstone Total Return Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Fund") and American Stock Transfer & Trust Company ("AST") shall be as follows:

AST hereby agrees that in the course of providing its services, as set forth on Appendix A, that it shall create and maintain all records relating to its activities under the Agreement in such a manner as will meet the obligations of the Fund under the Investment Company Act of 1940, as amended, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. AST shall provide assistance to the Fund (at the Fund's reasonable request made from time to time) by providing sub-certifications regarding certain of its services performed hereunder to the Fund in connection with the Fund's Sarbanes-Oxley Act of 2002 certification requirements. All such records shall be the property of the Fund and shall at all times during the regular business hours of AST be open for inspection by duly authorized officers, employees or agent of the Fund and employees and agent of the SEC. AST shall, at the Fund's request, supply the Fund with a tabulation of securities owned by the Fund and held by AST and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and AST, include certificate numbers in such tabulation.

In consideration of the services performed by AST on behalf of the Fund, the Fund shall pay AST in the amounts as set forth on Appendix B.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

CORNERSTONE TOTAL RETURN FUND, INC.

By: ______________________
Name: Ralph W. Bradshaw
Title: President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By: ______________________
Name:
Title: HERBERT J. LEMMER VICE PRESIDENT

00201970.1

900200.00001/6308563v1

APPENDIX A

American Stock Transfer & Trust Company

Scope of Services

American Stock Transfer & Trust Company offers a flat monthly fee that encompasses all the services that your company requires. AST's fee covers unlimited transfers, telephone expenses (including an 800 number for shareholder inquiries), postage and stationery fees for shareholder inquiries, transfers and correspondence, audit confirmations and various day-to-day out-of-pocket expenses that other agents add on to their fees.

The following services are included in our flat monthly fee:

[illegible]

Issuing and registering all stock certificates.
Issuing stock options through the DWAC system. Optionees' accounts at brokerage houses are credited the same day that instructions are received.
Processing legal transfers and transactions requiring special handling.
Mailing certificates to shareholders as a result of transfers.
Providing e-mail access for the same day issuance of stock options.
Providing ***daily reports*** of processed transfers.

ACCOUNT MAINTENANCE

Opening new accounts, consolidating and closing shareholder accounts.
Maintaining all shareholder accounts.
Processing address changes.
Placing, maintaining and removing stop transfers.
Posting all debit and credit certificate transactions.
Social Security solicitation.
Providing a general 800 number for shareholder inquiries.
Handling shareholder/broker inquiries, including Internet correspondence.
Responding to requests for audit confirmations.

ANNUAL SHAREHOLDER MEETING

Soliciting proxy votes for routine meetings.
Imprinting shareholders' names on proxy cards.
Receiving remote electronic transmissions from ADP/IECA.
Transmitting daily proxy tabulation reports to the company via facsimile or telephone.
Verifying broker bills.

Contacting brokers and nominees for votes before annual meetings.
Tabulating proxies.
Preparing Proxy Tabulation Reports.

LISTS AND MAILINGS

Enclosing ***multiple proxy cards*** to same household ***in one envelope***.
Monitoring and suppressing undeliverable mail until correct address is located.
Furnishing ***unlimited*** shareholder lists, in any sequence.
Providing geographical detail reports of stocks issued/surrendered for a specific period.
Providing ***unlimited*** sets of mailing labels.

REMOTE ACCESS

This service gives you the ability to directly access your shareholder database.

The following options are available:

Shareholder addresses, correspondence and maintenance.
Certificate information.
Proxy tabulation.

The following services are standard. It is indicative of the level of service that you receive from us.

- INQUIRIES FROM SHAREHOLDERS ARE ANSWERED BY PERSONAL LETTER PROMPTLY.
- ADDRESS CHANGES ARE PROMPTLY PROCESSED AND ACKNOWLEDGED.
- STOCK OPTIONS ARE ISSUED THE SAME DAY AS THE REQUEST IS RECEIVED.
- RULE 144 TRANSFERS ARE PROCESSED THE SAME DAY THEY ARE RECEIVED.
- REQUESTS FOR SHAREHOLDER LISTS AND OTHER REPORTS ARE PROMPTLY DELIVERED TO THE COMPANY.

AST's websites, **AMSTOCK.COM** and **VOTEPROXY.COM**, offers **shareholders** the ability to:

Review frequently asked questions, including transfer requirements
Shareholders can change their address; obtain 1099 information; review their D/R history; receive Company notices online; enroll in D/R plan; request certificate replacement; request check replacement; purchase shares directly, request certification of D/R shares; sell D/R shares;
Download the necessary forms to change addresses/replace checks/replace lost stock certificates
Submit proxy votes
E-mail inquiries concerning their account

AST's websites, **AMSTOCK.COM** and **VOTEPROXY.COM**, offers **client companies** the ability to:

Obtain shareholder lists in a variety of formats
Issue stock options through the DWAC system via the Internet. Optionees accounts at brokerage houses are credited the same day that instructions are received
Obtain reports of daily transactions

AST's website, **INVESTPOWER.COM**, offers **shareholders** the opportunity to:

Purchase shares in a direct purchase plan entirely online. There is no need to download an enrollment form and mail it in, nor must you place a call in order to activate an account
Rates are significantly lower than those of most brokers
The ability to purchase fractional shares allows shareholders to select a dollar amount rather than a specific number of shares
Have dividends automatically applied to purchase new shares
Retrieve account information 24 hours a day, 7 days a week

AST's **Integrated Voice Response System (IVR)**, permits **shareholders** to:

Obtain information on frequently asked questions, including transfer requirements
Request address changes/replacement of checks/replacement of lost stock certificates/replacement of 1099's
Submit proxy votes
Obtain information concerning their account

APPENDIX B

Flat fee of $1,000.00
Plus out-of-pocket expenses.